Better Choice Company Announces Management and Board Changes
NEW YORK, NY, September 13, 2022 -- Better Choice Company Inc. (NYSE American: BTTR) (the “Company” or “Better Choice”), a pet health and wellness company, today announced that Scott Lerner is stepping down from his role as CEO of the Company effective September 13, 2022. Lionel Conacher, current Director, will assume the position of Interim Chief Executive Officer, with the senior management team reporting directly to him.
Mike Young, Chairman of the Board, commented, “With an extremely talented team in place and a strong platform built for continued growth, I have every confidence that Lionel and the executive team will continue to build on our strong performance so far this year, which includes the launch of Halo Elevate® in more than 1,500 pet specialty locations, more than 100% growth YTD in international sales and the integration of the TruDog brand into the Halo portfolio. I am particularly excited for Lionel and the team to continue to realize margin improvements, with a focus on profitable and sustainable growth.”
Mr. Young continued, “On behalf of the entire team, I’d like to thank Scott Lerner for his contributions as CEO during his time with Better Choice.”
About Better Choice Company Inc.
Better Choice Company Inc. is a rapidly growing pet health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier and longer lives. We offer a broad portfolio of pet health and wellness products for dogs and cats sold under our Halo brand across multiple forms, including foods, treats, toppers, dental products, chews, and supplements. We have a demonstrated, multi-decade track record of success and are well positioned to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. Our products consist of kibble and canned dog and cat food, freeze-dried raw dog food and treats, vegan dog food and treats, oral care products and supplements. Halo’s core products are made with high-quality, thoughtfully sourced ingredients for natural, science-based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health. For more information, please visit https://www.betterchoicecompany.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
T: 212-896-1254
Valter@KCSA.com